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Securities and Exchange Commission
Washington, DC


We have read Item 4 of Form 8-K of SkyLynx Communications, Inc. dated December 31, 1998 and we do not disagree with it.



Cordovano and Harvey, P.C.
Denver, Colorado
January 6, 1998